Exhibit 10.40

EMPLOYMENT AGREEMENT
Third Amendment

THIRD AMENDMENT, dated as of June 4, 2013 (“Third Amendment”) to the EMPLOYMENT AGREEMENT, dated as of June 4, 2008, and previously amended as of January 1, 2010, and December 31, 2012, between Advance Auto Parts, Inc. (“Advance” or the “Company”), a Delaware corporation, and Michael A. Norona (the “Executive”) (the “Agreement”).

The Company and the Executive agree as follows:

1.    Amendment to Section 1 of the Agreement. Effective June 4, 2013, Section 1 of the Agreement is hereby amended by revising the second paragraph thereof to read as follows:

“The term of the Executive's employment by the Company pursuant to this Third Amendment to the Agreement shall commence on June 4, 2013 (“Commencement Date”) and shall end on the day prior to the first anniversary of the Commencement Date, unless sooner terminated under the provisions of Paragraph 4 below (“Employment Term”); provided, however, that commencing on the first anniversary of the Commencement Date (“Anniversary Date”) the Employment Term shall be automatically extended for an additional period of one year unless, not later than 90 days prior to the Anniversary Date, either party shall have given notice to the other that it does not wish to extend the Employment Term, in which case the Employment Term shall end on the day prior to the Anniversary Date; and on each Anniversary Date thereafter the Employment Term shall be automatically extended for an additional period of one year unless, not later than 90 days prior to such Anniversary Date, either party shall have given notice to the other that it does not wish to extend the Employment Term, in which case the Employment Term shall end 90 days following such notice.”

2.     Amendment of Section 2(b) of the Agreement. Effective June 4, 2013, Section 2(b) of the Agreement is hereby amended by revising the language thereof to read in its entirety as follows:

“(b)    Other Activities. During the Term of this Agreement, it shall not be a violation of this Agreement for the Executive to, and the Executive shall be entitled to (i) serve on corporate, civic, charitable, retail industry association or professional association boards or committees within the limitations of the Company's Guidelines on Significant Governance Issues, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as the activities set forth in (i), (ii), and (iii) above (x) do not significantly interfere with the performance of the Executive's duties and responsibilities as required by this Agreement and do not involve a conflict of interest with the Executive's duties or responsibilities hereunder, (y) are in compliance with the Company's policies and procedures in effect from time to time, including the Code of Ethics & Business Conduct and the Guidelines on Significant Governance Issues, in each case as may be amended periodically, and (z) do not violate Section 19 of this Agreement.”

3.     Amendment of Section 3 of the Agreement. Effective June 4, 2013, Section 3 of the Agreement is hereby amended by renumbering former Section 3(d) as 3(e) and revising the language of Sections 3(a) through 3(d) thereof to read in their entirety as follows:
“(a)     Base Salary. During the Employment Term, the Company shall pay to the Executive a salary of $550,000 per annum, payable consistent with the Company's standard payroll practices then in effect (“Base Salary”). Such Base Salary shall be reviewed by the Compensation Committee of Advance's Board of Directors (hereinafter the “Compensation Committee”) at least annually, with any changes taking into account, among other factors, the Company and individual performance.

(b)    Bonus. The Executive shall receive a bonus in such amounts and based upon achievement of such corporate and individual performance and other criteria as shall be approved by the Compensation Committee from time to time, with a target amount, if such performance and other criteria are achieved, of 90 percent (90%) of the Base Salary (the “Target Bonus Amount”), with a maximum payout of 180 percent (180%) of the Base Salary during the initial Term of this Agreement, which bonus shall be paid in a manner consistent with the Company's bonus practices then in effect. The Target Bonus Amount and the maximum payout for any subsequent renewal Term of the Agreement shall be determined by the Compensation Committee. To be eligible to receive a bonus, the Executive must be employed by the Company on the date the bonus is paid.

(c)    Incentive Compensation Clawback. Any compensation provided by the Company to the Executive, excepting only compensation pursuant to Section 3(a) above, shall be subject to the Company's Incentive Compensation Clawback Policy as such policy shall be adopted, and from time to time amended, by the Board or the Compensation Committee.

(d)    Benefit Plans. During the Employment Term, the Executive shall be entitled to participate in all retirement and employment benefit plans and programs of the Company that are generally available to senior executives of the Company. Such participation shall be pursuant to the terms and conditions of such plans and programs, as the same shall be amended from time to time. The Executive shall be entitled to four (4) weeks paid vacation annually. In addition, during the Employment Term, the Executive shall be provided with a Company-paid annual physical examination.”

4.     Amendment of Section 4(a) of the Agreement. Effective June 4, 2013, Section 4(a) of the Agreement is hereby amended by revising the language thereof to read in its entirety as follows:

“(a)    Death. In the event of the death of the Executive during the Employment Term, the Executive's employment shall be automatically terminated as of the date of death and a lump sum amount, equivalent to the Executive's annual Base Salary and Target Bonus then in effect, shall be paid, within 60 days after the date of the Executive's death, to the Executive's designated beneficiary, or to the Executive's estate or other legal representative if no beneficiary was designated at the time of the Executive's death. In the event of the death of the Executive during the Employment Term, the restrictions and deferral limitations applicable to any Option, SAR, Restricted Stock, Restricted Stock Unit, Performance Unit, Deferred Stock Unit, Dividend Equivalent or any Other Stock Unit Awards (collectively “Awards”), as such Awards are defined in the 2004 LTIP (or any applicable successor plan of the Company), granted to the Executive shall be subject to the provisions regarding vesting and transferability in those circumstances as are set forth in the applicable award agreement or grant. The foregoing benefit will be provided in addition to any death, disability or other benefits provided under the Company's benefit plans and programs in which the Executive was participating at the time of his death. Except in accordance with the terms of the Company's benefit programs and other plans and programs then in effect, after the date of the Executive's death, the Executive shall not be entitled to any other compensation or benefits from the Company or hereunder.”

5.     Amendment of Section 4(b) of the Agreement. Effective June 4, 2013, Section 4(b) of the Agreement is hereby amended by revising the language of the first paragraph thereof to read in its entirety as follows:
“(b)    Disability. In the event of the Executive's Disability as hereinafter defined, the employment of the Executive may be terminated by the Company, effective upon the Disability Termination Date (as defined below). In such event, the Company shall pay the Executive an amount equivalent to thirty percent (30%) of the Executive's Base Salary for a one year period, which amount shall be paid in one lump sum within forty-five days following the Executive's “separation from service,” as that term is defined in Section 409A of the Code and regulations promulgated thereunder, from the Company (his “Separation From Service”), provided that the Executive or an individual duly authorized to execute legal documents on the Executive's behalf executes and does not revoke within any applicable revocation period the release described in Section 4(j)(ii)(B). The foregoing benefit will be provided in addition to any disability or other benefits provided under the Company's benefit plans in which the Executive participates. The purpose and intent of the preceding two sentences is to ensure that the Executive receives a combination of insurance benefits and Company payments following the Disability Termination Date equal to 100% of his then-applicable Base Salary for such one-year period. In the event that Executive does not elect to participate in the Company's long-term and/or short-term disability insurance benefit plans, the Company shall not be obligated to pay the Executive any amount in excess of thirty percent (30%) of the Executive's Base Salary. In the event of the Disability of the Executive during the Employment Term, the restrictions and deferral limitations applicable to any Option, SAR,

Restricted Stock, Restricted Stock Unit, Performance Unit, Deferred Stock Unit, Dividend Equivalent or any Other Stock Unit Awards (collectively “Awards”), as such Awards are defined in the 2004 LTIP (or any applicable successor plan of the Company), granted to the Executive shall be subject to the provisions regarding vesting and transferability in those circumstances as are set forth in the applicable award agreement or grant. The Company shall also pay to the Executive a lump sum amount equivalent to the Executive's Target Bonus Amount then in effect, which amount shall be paid in one lump sum within forty-five (45) days following the Executive's Separation from Service, provided that the Executive or an individual duly authorized to execute legal documents on the Executive's behalf executes and does not revoke within any applicable revocation period the release described in Section 4(j)(ii)(B). Otherwise, after the Disability Termination Date, except in accordance with the Company's benefit programs and other plans then in effect, the Executive shall not be entitled to any compensation or benefits from the Company or hereunder.”

6.     Amendment of Section 4(c)(i) of the Agreement. Effective June 4, 2013, Section 4(c)(i) of the Agreement is hereby amended by revising the language of the first paragraph thereof to read in its entirety as follows:
“(i)    a material breach by the Executive of the Executive's duties and obligations under this Agreement or violation in any material respect of any code or standard of conduct generally applicable to the officers of the Company, including, but not limited to, the Company's Code of Ethics and Business Conduct, (1) which is willful and deliberate on the Executive's part, (2) which is not due to the Disability of the Executive (within the meaning of Subsection 4(b) but without regard to the requirement that it continue for more than six months or 180 days within a 270-day period), (3) which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company, and (4) which, if curable, has not been cured by the Executive within 15 business days after the Executive's receipt of notice to the Executive specifying the nature of such breach or violations;”

7.     Amendment of Section 4(d)(i) of the Agreement. Effective June 4, 2013, Section 4(d)(i) of the Agreement is hereby amended by inserting the word “and” following subsection (A), deleting subsection (C) in its entirety and revising the language of the Subsection (B) thereof to read in its entirety as follows:
“(B)     an amount equal to the average value of the annual bonuses pursuant to Section 3(b) paid to Executive for the five completed fiscal years immediately prior to the date of such termination; provided, however, that if Executive has been employed by the Company for fewer than three complete fiscal years prior to the date of such termination, Executive shall receive an amount equal to the average value of the annual bonuses pursuant to Section 3(b) that the Executive has received during the period of the Executive's employment (the “Termination Bonus Payment”).”

8.     Amendment of Section 4(d)(iv) of the Agreement. Effective June 4, 2013, Section 4(d)(iv) of the Agreement is hereby amended by revising the language thereof to read in its entirety as follows:
“(iv) Timing of Payments. The Termination Salary Payment shall be paid in one lump sum within forty-five (45) days following the date of the Executive's Separation From Service, provided that the Executive executes and does not revoke within any applicable revocation period the release described in Section 4(j)(ii)(B) below.”

9.     Amendment of Section 4(f)(i) of the Agreement. Effective June 4, 2013, Section 4(f)(i) of the Agreement is hereby amended by inserting the word “and” following subsection (A) and deleting subsection (C) in its entirety.

10.     Amendment of Section 4(f)(ii) of the Agreement. Effective June 4, 2013, Section 4(f)(ii) of the Agreement is hereby amended by revising the language thereof to read in its entirety as follows:
“(ii) Timing of Payments. The Change In Control Termination Salary Payment and the Change In Control Termination Bonus Payment shall be paid in lump sum payments within forty-five (45) days following the date of the Executive's Separation From Service, provided that the Executive executes and does not revoke within any applicable revocation period the release described in Section 4(j)(ii)(B) below.”
11.     Amendment of Section 4(f)(iv) of the Agreement. Effective June 4, 2013, Section 4(f)(iv) of the Agreement is hereby amended by revising the language thereof to read in its entirety as follows:
“(iv) Change In Control. For purposes of this Agreement, “Change In Control” shall mean the happening of any of the following events:
(A)an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (an “Entity”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (x) the then outstanding shares of the common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction that complies with clauses (x), (y) and (z) of Section 4(f)(iv)(C);

(B)a change in the composition of the Board on the effective date of this Agreement such that the individuals who, as of the effective date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the effective date, whose election, or nomination for election, by the Company's stockholders was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened solicitation with respect to the election of directors (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be so considered as a member of the Incumbent Board;

(C)the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Corporate Transaction”), excluding however, any Corporate Transaction pursuant to which (x) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation or other Person that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries (a “Parent Company”)) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (y) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, such corporation resulting from such Corporate Transaction or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (x) above is satisfied in connection with the applicable Corporate Transaction, such Parent Company) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Corporate Transaction, and (z) individuals who were members of the Incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (x) above is satisfied in connection with the applicable Corporate Transaction, of the Parent Company); or

(D)the approval by the stockholders of the Company of the complete liquidation or dissolution of the Company.”

12.     Amendment of Section 4(f)(v) of the Agreement. Effective June 4, 2013, Section 4(f)(v) of the Agreement is hereby amended by revising the language thereof to read in its entirety as follows:
“(v) IRC 280G “Net-Best”. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (A) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), and (B) the reduction of the amounts payable to Executive to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide Executive with a greater after tax amount than if such amounts were not reduced, then the amounts payable to Executive shall be reduced (but not below zero) to the Safe Harbor Cap. If the reduction of the amounts payable would not result in a greater after tax result to Executive, no amounts payable under this Agreement shall be reduced pursuant to this provision.
(A)     Reduction of Payments. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first cash amounts payable under this Agreement (in contrast to benefit amounts), and applying any reduction to amounts payable in the following order: (A) first, any cash amounts payable to Executive as a Termination Payment or Change in Control Termination Payment under this Agreement, as applicable; (B) second, any cash amounts payable by Company for Outplacement Services on behalf of Executive under the terms of this Agreement; (C) third, any amounts payable by Company on behalf of Executive under the terms of this Agreement for continued Medical Coverage; (D) fourth, any other cash amounts payable by Company to or on behalf of Executive under the terms of this Agreement: (E) fifth, outstanding performance-based equity grants to the extent that any such grants would be subject to the Excise Tax; and (F) finally, any time-vesting equity grants to the extent that any such grants would be subject to the Excise Tax.

(B)
Determinations by Accounting Firm. All determinations required to be made under this Section 4(f)(v) shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (A) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (B) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (C) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm reasonably acceptable to Executive to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. If Payments are reduced to the Safe Harbor Cap or the Accounting Firm determines that no Excise Tax is payable by Executive without a reduction in Payments, the Accounting Firm shall provide a written opinion to Executive to the effect that the Executive is not required to report any Excise Tax on the Executive's federal income tax return, and that the failure to report the Excise Tax, if any, on Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The determination by the Accounting Firm shall be binding upon the Company and Executive (except as provided in paragraph 4(f)(v)(C) below).

(C)     Excess Payment/Underpayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Executive, which are in excess of the limitations provided in this Section (referred to hereinafter as an “Excess Payment”), Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive's receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to Executive within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Executive until the date of payment. Executive shall cooperate, to the extent the Executive's reasonable expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment. Notwithstanding the foregoing, in the event that amounts payable under this Agreement were reduced pursuant to paragraph 4(f)(v)(A) and the value of stock options is subsequently re-determined by the Accounting Firm within the context of Treasury Regulation §1.280G-1 Q/A 33 that reduces the value of the Payments attributable to such options, the Company shall promptly pay to Executive any amounts payable under this Agreement that were not previously paid solely as a result of paragraph 4(f)(v)(A) up to the Safe Harbor Cap.”

13.     Amendment of Section 4(g) of the Agreement. Effective June 4, 2013, Section 4(g) of the Agreement is hereby amended by revising the title of Section 4(g) as follows:
“(g) Voluntary Termination Without Good Reason”

14.     Amendment of Section 4(h) of the Agreement. Effective June 4, 2013, Section 4(h) of the Agreement is hereby amended by revising the language of the second sentence thereof to read in its entirety as follows:
“To the extent that any amount payable pursuant to Subsections 4(b), (d)(i), (d)(iii) or (f) constitutes a “deferral of compensation” subject to Section 409A (a “409A Payment”), then, if on the date of the Executive's “separation from service,” as such term is defined in Treas. Reg. Section 1.409A-1(h)(1), from the Company (his “Separation from Service,”), the Executive is a “specified employee,” as such term is defined in Treas. Reg. Section 1.409-1(i), as determined from time to time by the Company, then such 409A Payment shall not be made to the Executive earlier than the earlier of (i) six (6) months after the Executive's Separation from Service; or (ii) the date of his death.”

15.     Amendment of Section 4(j)(ii)(B) of the Agreement. Effective June 4, 2013, Section 4(j)(ii)(B) of the Agreement is hereby amended by revising the language thereof to read in its entirety as follows:
“(B) within 21 days (or such other period as required under applicable law) after presentation of a release in form and substance reasonably satisfactory to the Company and its legal counsel, execute said release, and within 7 days (or such other period as required under applicable law) after such execution not revoke said release, on behalf of the Executive and the Executive's estate, heirs and representatives, releasing the Company, its Related Entities and each of the Company's and such Related Entities' respective officers, directors, employees, members, managers, agents, independent contractors, representatives, shareholders, successors and assigns (all of which persons and entities shall be third party beneficiaries of such release with full power to enforce the provisions thereof) from any and all claims related to the Executive's employment with the Company; termination of the Executive's employment; all matters alleged or which could have been alleged in a charge or complaint against the Company; any and all injuries, losses or damages to Employee, including any claims for attorney's fees; any and all claims relating to the conduct of any employee, servant, officer, director or agent of the Company; and any and all matters, transactions or things occurring prior to the date of said release, including any and all possible claims, known or unknown, which could have been asserted against the Company or the Company's employees, agents, servants, officers or directors. Notwithstanding the foregoing, the form of release shall except out therefrom, and acknowledge the Executive's continuing rights with respect to, the following: (i) all vested rights that the Executive may have under all welfare, retirement and other plans and programs of the Company in which the Executive was participating at the time of his employment termination, including all equity plans and programs of the Company with respect to which equity awards were made to the Executive, (ii) all continuing rights that the Executive may have under this Agreement, and (iii) all rights that the Executive may have following the termination of his employment under the Company's Certificate of Incorporation and Bylaws, any applicable Company insurance and any indemnity agreements to which the Executive is a party which provide for indemnification, insurance or other, similar coverage for the Executive with respect to his actions or inactions as an officer, employee and/or member of the Board. Executive may, within five business days of receipt from the Company of the form of release, provide comments to the Company regarding material provisions of the form of release, which the Company in good faith will consider. For clarification, unless and until the Executive executes and does not, within any applicable revocation period, revoke the release, the Company shall have no obligation to make any Termination Payment to the Executive, and, even if the Executive does not execute the release, the Executive shall be bound by the post-termination provisions of this Agreement, including without limitation Section 19.”

16.     Amendment of Section 4(l) of the Agreement. Effective June 4, 2013, Section 4(l) of the Agreement is hereby amended by revising the language thereof to read in its entirety as follows:
“(l) Employment at Will. The Executive hereby agrees that the Company may terminate the Executive's employment under this Paragraph 4 at will, without regard to: (i) any general or specific policies (written or oral) of the Company relating to the employment or termination of employment of its employees; (ii) any statements made to the Executive, whether oral or in any document, pertaining to the Executive's relationship with the Company; or (iii) without a determination of Due Cause by the Company.”

17.     Amendment of Section 5 of the Agreement. Effective June 4, 2013, Section 5 of the Agreement is hereby amended by revising the language thereof to read in its entirety as follows:
“5. Accelerated Vesting of Equity Awards Upon Change In Control. In the event of a Change in Control as defined hereinabove, the restrictions and deferral limitations applicable to any Option, SAR, Restricted Stock, Performance Unit, Deferred Stock Unit, Dividend Equivalent or any Other Stock Unit Awards (collectively “Awards”) as such Awards are defined in the 2004 LTIP (or any applicable successor plan of the Company), granted to the Executive shall be subject to such provisions regarding vesting and transferability in those circumstances as are set forth in the applicable award agreement or grant.”

18.     Amendment of Section 18 of the Agreement. Effective June 4, 2013, Section 18 of the Agreement is hereby amended by revising the language of the third sentence thereof to read in its entirety as follows:
“The Executive acknowledges that the Executive is fully aware of the Executive's right to the advice of counsel independent from that of the Company, that the Company has advised him of such right and disclosed to him the risks in not seeking such independent advice, and that the Executive fully understands the potentially adverse interests of the parties with respect to this Agreement.”

19.     Amendment of Section 19(d) of the Agreement. Effective June 4, 2013, Section 19(d) of the Agreement is hereby amended by revising the language thereof to read in its entirety as follows:
“(d) Notification of New Employer. In the event that the Executive leaves the employ of the Company the Executive hereby grants consent to notification by the Company to the Executive's new employer (whether the Executive is employed as an employee, consultant, independent contractor, director, partner, officer, advisor, executive or manager) about the Executive's Loyalty Obligations specified under this Agreement.

20.     Amendment of Section 19(h) of the Agreement. Effective June 4, 2013, Section 19(h) of the Agreement is hereby amended by revising the language of the first sentence thereof to read in its entirety as follows:
“The Executive's post-termination of employment obligations under this Paragraph 19 shall cease upon the Company's failure to make any payments or benefits hereunder as a result of the termination of the Executive's employment when due if within 15 days after written notice from the Executive to the Company of such failure, the Company does not make the required payment.”

21.     Full Force and Effect. Except for those terms and provisions amended herein, all other terms and conditions in the Agreement shall remain unchanged and in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and Executive have executed this Third Amendment to the Agreement as of the date first written above.

Advance Auto Parts, Inc.
By:	/s/ Darren R. Jackson	(SEAL)
Print Name:	Darren R. Jackson
Title:	Chief Executive Officer and Director
Address:	5008 Airport Road
Roanoke, VA 24012

Executive
Print Name:	Michael A. Norona
Signature:	/s/ Michael A. Norona
Address:

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